Exhibit 99.5

THE BROADBAND NETWORK SOLUTIONS BUSINESS OF TE CONNECTIVITY LTD.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the quarterly period ended December 26, 2014

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our Condensed Combined Financial Statements and the accompanying notes. The following discussion may contain forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements as a result of many factors, including but not limited to those under the heading “Forward-Looking Information.”

Our Condensed Combined Financial Statements have been prepared in United States (“U.S.”) dollars, in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Unless otherwise indicated, reference to “we”, “us,” and “our” refer to Broadband Network Solutions (“BNS”) and its combined operations.

The following discussion includes organic net sales growth which is a non-GAAP financial measure. We believe this non-GAAP financial measure, together with the most comparable GAAP financial measure, provides useful information because it reflects a financial measure that management uses in evaluating the underlying results of our operations. See “Non-GAAP Financial Measure” for more information about this non-GAAP financial measure, including our reasons for including the measure and material limitations with respect to the usefulness of the measure.

Planned Divestiture

On January 27, 2015, TE Connectivity Ltd. (“Parent”) entered into a definitive agreement to sell the BNS business for $3.0 billion in cash, subject to a final working capital adjustment. The transaction is expected to close during calendar 2015 and is subject to customary closing conditions and regulatory approvals.

Results of Operations

Net sales, operating income, and operating margin were as follow:

	For the Quarters Ended
	December 26, 2014	December 27, 2013
	($ in thousands)
Net sales	$417,062	$463,983
Operating income	$36,324	$49,282
Operating margin	8.7%	10.6%

The following table sets forth net sales by primary industry end market:

	For the Quarters Ended
	December 26, 2014	December 27, 2013
Telecom Networks	65%	67%
Enterprise Networks	35	33

Total	100%	100%

The following table provides an analysis of the change in net sales by primary industry end market:

	Change in Net Sales for the Quarter Ended December 26, 2014 versus Net Sales for the Quarter Ended December 27, 2013
	Organic		Translation	Total
	($ in thousands)
Telecom Networks	$(28,931)	(9.4)%	$(11,388)	$(40,319)	(13.1)%
Enterprise Networks	825	0.5	(7,427)	(6,602)	(4.0)

Total	$(28,106)	(6.2)%	$(18,815)	$(46,921)	(10.1)%

Net Sales. Net sales decreased $46,921 thousand, or 10.1%, to $417,062 thousand in the first quarter of fiscal 2015 from $463,983 thousand in the first quarter of fiscal 2014. On an organic basis, net sales decreased $28,106 thousand, or 6.2%, in the first quarter of fiscal 2015 from the first quarter of fiscal 2014. The weakening of certain foreign currencies negatively affected net sales by $18,815 thousand in the first quarter of fiscal 2015 as compared to the first quarter of fiscal 2014.

In the telecom networks end market, our organic net sales decreased 9.4% in the first quarter of fiscal 2015 as compared to the first quarter of fiscal 2014 as a result of declines in the EMEA and South America regions, partially offset by growth in North America. In the enterprise networks end market, our organic net sales were flat in the first quarter of fiscal 2015 as compared to the first quarter of fiscal 2014 as continued growth in the Asia–Pacific region was offset by weakness in the EMEA region.

Gross Margin. In the first quarter of fiscal 2015, gross margin was $150,230 thousand, reflecting a $23,154 thousand decrease from gross margin of $173,384 thousand in the first quarter of fiscal 2014. The decrease resulted primarily from price erosion and lower volume, partially offset by improved manufacturing productivity. Gross margin as a percentage of net sales decreased to 36.0% in the first quarter of fiscal 2015 from 37.4% in the first quarter of fiscal 2014.

Selling Expense. Selling expenses decreased $8,965 thousand to $50,184 thousand in the first quarter of fiscal 2015 from $59,149 thousand in the first quarter of fiscal 2014. The decrease was primarily due to savings from restructuring actions and cost control measures. Selling expenses as a percentage of net sales decreased to 12.0% in the first quarter of fiscal 2015 from 12.7% in the same period of fiscal 2014.

General and Administrative Expenses. General and administrative expenses decreased $1,926 thousand to $36,982 thousand in the first quarter of fiscal 2015 from $38,908 thousand in the first quarter of fiscal 2014. The decrease resulted primarily from cost control measures and savings attributable to restructuring actions. General and administrative expenses as a percentage of net sales increased to 8.9% in the first quarter of fiscal 2015 from 8.4% in the same period of fiscal 2014.

Restructuring and Other Charges, Net. Net restructuring and other charges were $1,658 thousand and $1,714 thousand in the first quarters of fiscal 2015 and 2014, respectively. During fiscal 2014, we initiated a restructuring program associated with headcount reductions and manufacturing site closures; we did not initiate any restructuring programs during the first quarter of fiscal 2015.

See Note 2 to the Condensed Combined Financial Statements for additional information regarding net restructuring and other charges.

Operating Income. Operating income decreased $12,958 thousand to $36,324 thousand in the first quarter of fiscal 2015 from $49,282 thousand in the first quarter of fiscal 2014, due primarily to price erosion and lower volume, partially offset by improved manufacturing productivity and savings from restructuring actions.

Income Taxes. We recorded income tax provisions of $9,589 thousand and $11,038 thousand for the quarters ended December 26, 2014 and December 27, 2013, respectively. The tax provisions reflect income tax benefits recognized in connection with the profitability of certain entities operating in lower tax jurisdictions.

Liquidity and Capital Resources

The following table summarizes our cash flow from operating, investing, and financing activities, as reflected on the Condensed Combined Statements of Cash Flows:

	For the Quarters Ended
	December 26, 2014	December 27, 2013
	(in thousands)
Net cash provided by operating activities	$56,987	$20,421
Net cash used in investing activities	(6,877)	(7,522)
Net cash used in financing activities	(49,138)	(11,413)
Effect of currency translation on cash	(861)	(323)

Net increase in cash and cash equivalents	$111	$1,163

Our ability to fund our future capital needs will be affected by our ability to continue to generate cash from operations and may be affected by Parent’s ability to access the capital markets, money markets, or other sources of funding, as well as the capacity and terms of our financing arrangements. Except for repayment of our 3.50% convertible subordinated notes due in July 2015, for which Parent will provide funds necessary for repayment, we believe that cash generated from operations will be sufficient to meet our anticipated capital needs for the foreseeable future.

Cash Flows from Operating Activities

In the first quarter of fiscal 2015, net cash provided by operating activities increased $36,566 thousand to $56,987 thousand from $20,421 thousand in the first quarter of fiscal 2014. The increase resulted from cash collection associated with lower accounts receivable balances, partially offset by lower income levels.

Cash Flows from Investing Activities

Capital spending decreased $421 thousand in the first quarter of fiscal 2015 to $6,886 thousand as compared to $7,307 thousand in the first quarter of fiscal 2014. We believe our capital funding levels are adequate to support new programs, and we continue to invest in our manufacturing infrastructure to further enhance productivity and manufacturing capabilities.

Cash Flows from Financing Activities and Capitalization

Total debt at December 26, 2014 and September 26, 2014 was $89,491 thousand and $89,586 thousand, respectively.

The BNS business generated $49,079 thousand of excess cash from operations, which is considered to be remitted to Parent and is reflected as a financing outflow.

Commitments and Contingencies

Legal Proceedings

In the ordinary course of business, we are subject to various legal proceedings and claims, including patent infringement claims, product liability matters, employment disputes, disputes on agreements, other commercial disputes, environmental matters, antitrust claims, and tax matters, including non-income tax matters such as value added tax, sales and use tax, real estate tax, and transfer tax. Although it is not feasible to predict the outcome of these proceedings, based upon our experience, current information, and applicable law, we do not expect that the outcome of these proceedings, either individually or in the aggregate, will have a material effect on our results of operations, financial position, or cash flows.

Off-Balance Sheet Arrangements

In the normal course of business, we are primarily liable for contract completion, including property lease and purchase commitments, and product performance. In the opinion of management, such obligations will not significantly affect our results of operations, financial position, or cash flows.

Non-GAAP Financial Measure

Organic Net Sales Growth

Organic net sales growth is a non-GAAP financial measure. The difference between reported net sales growth (the most comparable GAAP measure) and organic net sales growth (the non-GAAP measure) consists of the impact from foreign currency exchange rates, acquisitions, and divestitures. Organic net sales growth is a useful measure of the underlying results and trends in our business. It excludes items that are not completely under management’s control, such as the impact of changes in foreign currency exchange rates, and items that do not reflect the underlying growth of the company, such as acquisition and divestiture activity.

We believe organic net sales growth provides useful information because it reflects the underlying growth from the ongoing activities of our business. Furthermore, it provides a view of our operations from management’s perspective. We use organic net sales growth to monitor and evaluate performance, as it is an important measure of the underlying results of our operations. Management uses organic net sales growth together with GAAP measures such as net sales growth and operating income in its decision making processes related to the operations of our reporting segments and our overall company. The discussion and analysis of organic net sales growth in “Results of Operations” above utilizes organic net sales growth as management does internally. Because organic net sales growth calculations may vary among other companies, organic net sales growth amounts presented above may not be comparable with similarly titled measures of other companies. Organic net sales growth is a non-GAAP financial measure that is not meant to be considered in isolation or as a substitute for GAAP measures. The primary limitation of this measure is that it excludes items that have an impact on our net sales. This limitation is best addressed by evaluating organic net sales growth in combination with our GAAP net sales. The tables presented in “Results of Operations” above provide reconciliations of organic net sales growth to net sales growth calculated under GAAP.

Forward-Looking Information

Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are “forward-looking statements”. These statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, among others, the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, acquisitions, divestitures, the effects of competition, and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “should,” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties, and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we issue this report.